Exhibit 10(m)
In addition to all of the fringe benefits provided to salaried employees, Division Vice Presidents/General Managers, Vice President — Administration and Subsidiary Presidents (the “Senior Managers”) will have the following additional benefits:
1.	Insurance premiums will be one-half the amount paid by regular salaried employees with equal seniority for all individual and family health coverage. Life, disability and dental insurance coverage will be paid in full.

2.	Supplemental health insurance benefits for the Senior Managers and dependents up to 4% of the total of the current base salary.

3.	Health Club membership or equivalent in home exercise equipment.

4.	Life insurance and A.D. & D. at 2.0 times annualized base salary on February 1st each year.

5.	Full pay for sick leave up to a point where disability insurance coverage begins. Disability insurance is 60% of base salary, non-integrated with Social Security. Provisions of the actual policy will govern the exact amount of payments.

6.	Two additional weeks of paid vacation in addition to the regular established vacation policy.

7.	Physical examination provided by the Company will be given on a biennial basis to age 60 on individuals who are asymptomatic, annually if symptomatic. Above age 60 examinations will be annually.

8.	Senior Manager’s annual base salary will be grossed up at the end of the calendar year to compensate for the additional payroll and income tax burden created by the treatment of benefits under Numbers 1, 2, 4 and 7, above, as additional income.

9.	Retirement Benefits:

This section applies only to Senior Managers retiring after February 1, 2009. Benefits to Senior Managers retiring before that date will be governed by the policy in effect at retirement.

Upon retirement, the following benefits will be available to Raven Senior Managers who retire between the ages of 65 and 70, or who choose early retirement. Early retirement is defined as the first day of any month after the Senior Manager’s years of service, plus attained age, equals or exceeds the sum of 80, or any date between then and age 65.
(A)	Continued group hospital, medical, and dental coverage for the Senior Manager, spouse and eligible dependents until the Senior Manager attains the eligibility age for Medicare (presently age 65 or disabled). Premiums will be at the same rate available to active Senior Managers.

(B)	Upon Medicare eligibility, the Senior Manager and spouse will be provided supplemental hospital and medical coverage to Medicare which would result in the same coverage that is provided to full-time active Senior Managers of the company. This coverage, as well as group dental coverage, will continue for the rest of the Senior Manager’s and spouses’ life.

(C)	Upon retirement, supplemental health insurance benefits for the Senior Manager and dependents will be provided annually for the rest of the Senior Manager’s life at an amount of up to 3.5% of the highest total annual compensation (salary and bonus) during the last five years of employment with the company.

The spouse’s coverage will be discontinued in the event the Senior Manager’s spouse remarries after the death of a Senior Manager. However, the spouse would then be provided the option of continued coverage by paying the Raven group premium for such coverage.